ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX-V:APH

OTCBB:APCSF

ALDA AGM HELD ON DECEMBER 11, 2009

January 7, 2010 - Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, OTCBB:APCSF) (“the Company” or “ALDA”) announces that its Annual General Meeting of shareholders was held in Vancouver, British Columbia on December 11, 2009 at which:

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the incumbent directors of the Company, being  Terrance Owen, Peter Chen, Linda Allison, Ronald Zokol, Eugene Hodgson and William F. McCoy were re-elected as directors of ALDA for the coming year;

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the incumbent auditors of the Company, HLB Cinnamon Jang Willoughby, Chartered Accountants, were appointed auditors of ALDA for the coming year; and

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in accordance with the policies of the TSX Venture Exchange, the Company’s rolling 2003 Incentive Stock Option Plan, as amended, was ratified for the coming year.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T 36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF. The Company is the Official Supplier of the Vancouver 2010 Olympic Winter Games, Vancouver 2010 Paralympic Winter Games, the Canadian Olympic Committee, the 2010 Canadian Olympic Team and the 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

Investor Relations

Scott Young

604-377-5781

604-521-8300 Ext 8

scott_young@aldacorp.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com